Exhibit 99.2

AMETEK Acquires Kern Microtechnik

Berwyn, Pa., February 4, 2025 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of Kern Microtechnik, a leading manufacturer of high-precision machining and optical inspection solutions.

Kern specializes in the design and manufacture of ultra-precision manufacturing solutions capable of achieving sub-micron level accuracy. Kern’s advanced product portfolio includes high-precision machining solutions and optical tool inspection systems. Their highly engineered solutions support a wide range of applications that demand exceptional precision, including within the medical, semiconductor, research, and space markets.

"We are excited to welcome the Kern Microtechnik family to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Kern is an outstanding strategic fit with our Ultra Precision Technologies division, providing attractive technology, market and geographic expansion synergies. We look forward to leveraging our respective design and engineering capabilities to further advance our precision manufacturing capabilities.”

Kern is headquartered near Munich, Germany and has annual sales of approximately €50 million. Kern will join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247